Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of ConocoPhillips for the registration of debt and equity securities and to the incorporation by reference therein of our reports dated February 26, 2006, with respect to the consolidated financial statements, condensed consolidating financial information and financial statement schedule of ConocoPhillips, ConocoPhillips management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of ConocoPhillips, included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Houston, Texas
April 17, 2006